Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Reports Second Quarter Results

Houston—August 13, 2003—Cheniere Energy, Inc. (AMEX: LNG) reported a net loss of $1,624,242, or $0.11 per share, for the second quarter of 2003 compared with a net loss of $2,366,029, or $0.18 per share, a year earlier. The majority of Cheniere’s net loss results from development expenses for its LNG receiving terminal projects. In the second quarter of 2003, LNG related expenses were $1,062,228, compared with $1,002,479 for the comparable quarter of 2002. Cheniere’s net loss declined compared to the prior year period due to inclusion in 2002 of its $970,938 equity in net loss of unconsolidated affiliate offset by a gain of $340,257 on its April 2002 sale of proved oil and gas properties.

Cheniere’s business is focused in three components: the development of LNG receiving terminals, the investment in its exploration affiliate, Gryphon, and the exploitation of its own 3D seismic data base through prospect generation.

LNG Receiving Terminals

In February 2003, Cheniere sold its Freeport LNG project to Freeport LNG Development, L.P. (“Freeport LNG”). Consideration to Cheniere included $5,000,000 payable over time and a commitment by its partner to fund up to $9,000,000 in project development expenses before additional capital is required of Cheniere. In March 2003, Cheniere sold a 10% limited partnership interest in Freeport LNG to a third party for $2,333,333 payable over time. Cheniere retains a 30% limited partner interest in Freeport LNG. In March 2003, Freeport LNG made a filing with the Federal Energy Regulatory Commission (“FERC”) for a permit to construct the Freeport terminal. In August 2003, Freeport LNG awarded the Front End Engineering Design (“FEED”) contract to Technip USA Corporation.

In May 2003, Cheniere formed Corpus Christi LNG, L.P. (“Corpus LNG”) to develop an LNG receiving terminal near Corpus Christi, TX. Cheniere LNG, Inc. (a wholly owned subsidiary) serves as general partner and retains a 67% interest in Corpus LNG. A 33% limited partner is contributing land for the terminal site and up to $4,500,000 in project development expenses before additional capital will be required of Cheniere.

Also in May 2003, Cheniere awarded the Front End Engineering Design (“FEED”) contract to Black & Veatch Pritchard, Inc. to develop its sites at both Corpus Christi, TX and Sabine Pass, LA. The FEED is expected to be complete in October 2003. Cheniere expects to make its filings with FERC for both sites by January 2004.

Investment in Gryphon Exploration Company

Cheniere owns 100% of Gryphon’s outstanding common stock. Warburg, Pincus Equity Partners L.P. has invested $85,000,000 to date in Gryphon preferred stock which is convertible into 91% of Gryphon and accrues dividends at 8% per annum. Upon the conversion of Gryphon’s preferred stock into common stock, Cheniere’s interest would be diluted to 9%.

Gryphon drilled four wells during the second quarter of 2003, bringing its total wells drilled from inception in October 2000 through June 30, 2003, to 23 wells, of which 12 have been successful. Gryphon uses an extensive, 20,000-square-mile 3D seismic database to explore in the shallow waters of the Gulf of Mexico. The company expects to drill 14 exploratory wells and three to four development wells in 2003. Gryphon acquired 19 blocks in the March 2003 Louisiana Federal Offshore Lease Sale and five tracts in the July 2003 State of Texas Lease Sale. Gryphon’s net production in June 2003 averaged 27 Mmcfe/day.

Cheniere Exploration

Subsequent to its forming Gryphon in October 2000, Cheniere re-established its own exploration capability. To date, Cheniere’s exploration group has captured and sold 19 prospects over its 7,000-square-mile 3D seismic database. The drilling of these prospects has to date has resulted in eleven discoveries, three dry holes and one well currently being drilled. Five wells were on production as of June 30, 2003.

Additional information on the company may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

Cheniere Energy, Inc.

Press Release dated August 13, 2003

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

Cheniere Energy, Inc.

Selected Financial Information

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$121,300	$37,955	$231,420	$199,559

Operating Costs and Expenses
Production Costs	—	24,702	—	90,038
Depreciation, Depletion and Amortization	91,311	65,781	150,003	180,472
General and Administrative Expenses
LNG Terminal Development	623,048	1,002,479	1,017,109	1,729,886
Other	592,690	581,661	1,112,801	1,154,332

Total General and Administrative Expenses	1,215,738	1,584,140	2,129,910	2,884,218

Total Operating Costs and Expenses	1,307,049	1,674,623	2,279,913	3,154,728

Loss from Operations	(1,185,749)	(1,636,668)	(2,048,493)	(2,955,169)
Equity in Net Loss of Unconsolidated Affiliate	—	(970,938)	—	(2,184,847)
Equity in Net Loss of Limited Partnership	(859,947)	—	(2,059,947)	—
Gain of Sale of Proved Oil and Gas Properties	—	340,257	—	340,257
Gain of Sale of LNG Assets	—	—	4,760,000	—
Gain of Sale of Limited Partnership Interest	—	—	423,454	—
Loss on Early Extinguishment of Debt	—	(100,544)	—	(100,544)
Interest Income	687	1,864	1,286	3,307
Minority Interest	420,767	—	420,767	—

Net Income (Loss)	$(1,624,242)	$(2,366,029)	$1,497,067	$(4,896,996)

Net Income (Loss) Per Share—Basic	$(0.11)	$(0.18)	$0.11	$(0.37)

Net Income (Loss) Per Share—Diluted	$(0.11)	$(0.18)	$0.10	$(0.37)

Weighted Average Shares Outstanding—Basic	14,420,250	13,297,393	13,861,923	13,297,393

Weighted Average Shares Outstanding—Diluted	14,420,250	13,297,393	14,446,284	13,297,393

	06/30/2003	12/31/2002
Current Assets	$3,925,602	$1,848,820
Oil and Gas Properties, net, full cost method	18,021,948	17,594,229
LNG Site Costs	—	1,400,000
Fixed Assets, net	202,551	216,341
Investment in Unconsolidated Affiliate	—	—
Investment in Limited Partnership	2,661,582	—

Total Assets	$24,811,683	$21,059,390

Current Liabilities	$1,937,349	$3,262,055
Minority Interest	89,233	—
Stockholders’ Equity	22,785,101	17,797,335

Total Liabilities and Stockholders’ Equity	$24,811,683	$21,059,390